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                                                                   EXHIBIT 4.2

                     AMENDED AND RESTATED OUTSIDE DIRECTOR
                       STOCK OPTION PLAN OF ODETICS, INC.


     1.  Purpose.  The Amended and Restated Outside Director Stock Option Plan
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of Odetics, Inc. has been adopted to promote the longer-term growth and financial success of the Company by (1) enhancing its ability to attract and retain nonaffiliated individuals of outstanding ability as members of the Board and (2) promoting a greater identity of interest between nonassociate members of the Board and shareholders.

     2.  Definitions.  As used in the Plan, the following terms have the
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respective meanings:

     (a) "Board" means the Company's Board of Directors.

     (b) "Common Stock" means the Company's Class A Common Stock, par value $.10 per share, or any successor stock issued by the Company in replacement or conversion thereof.

     (c) "Company" means Odetics, Inc., a corporation established under the laws of the State of Delaware.

     (d) "Fair Market Value" means the last publicly reported per share sale price on the most recent date on which Common Stock was traded preceding the Grant Date.

     (e) "Grant Date" means the third business day following the Company's annual meeting of shareholders.

     (f) "Initial Stock Option" means a right granted pursuant to Section 6(a) of the Plan to a Participant on the applicable Grant Date to purchase 5,000 shares (subject to an adjustment in accordance with the provisions of Section 5(b) hereof) of Common Stock at the applicable Fair Market Value.

     (g) "Participant" means for each Grant Date any director elected to the Board at the applicable annual meeting of shareholders who is not an associate of the Company or any subsidiary or affiliate of the Company on the applicable Grant Date.

     (h) "Plan" means the Amended and Restated Outside Director Stock Option Plan of Odetics, Inc.

     (i) "Stock Option" means a right granted pursuant to Section 6(a) of the Plan to a Participant on the applicable Grant Date to purchase 4,000 shares (subject to an adjustment in accordance with the provisions of Section 5(b) hereof) of Common Stock at the applicable Fair Market Value.

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     (j) "1934 Act" means the Securities Exchange Act of 1934.

     3.  Effective Date.  The Plan shall be effective beginning on the date it
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is approved by the Company's shareholders and shall remain in effect for each applicable Grant Date until terminated. If the Plan is terminated, the terms of the Plan shall continue to apply to all outstanding Stock Options and Initial Stock Options granted prior to such termination.

     4.  Plan Operation.  The Plan is intended to meet the requirements of Rule
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16b-3(c)(2)(ii) adopted under the 1934 Act and accordingly is intended to be self-governing. To this end, the Plan is intended to require no discretionary action by any administrative body with regard to any transaction under the Plan except as specified in Section 5(b) of the Plan. If any questions of interpretation arise, they shall be resolved by the Board.

     5.  Common Stock Available for Stock Options.
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     (a) Number of Shares.  A maximum of 200,000 shares of Common Stock may be
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issued upon the exercise of Stock Options and Initial Stock Options granted under the Plan. Shares of Common Stock shall not be deemed issued until the applicable Stock Option or Initial Stock Option has been exercised and, accordingly, any shares of Common Stock represented by Stock Options and Initial Stock Options which expire unexercised or which are cancelled shall remain available for issuance under the Plan.

     (b) Adjustments.  The number of shares available or to be subject to Stock
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Options and Initial Stock Options granted under the Plan and to any outstanding
Stock Options and Initial Stock Options or the exercise price of any such Stock Options and Initial Stock Options shall be automatically adjusted consistent with the effect on other shareholders arising from any corporate restructuring or similar action. Such actions may include, but are not limited to, any stock dividend, stock split, combination or exchange of shares, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Common Stock.

     6.  Stock Option and Initial Stock Option Terms.
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     (a) Granting of Stock Options and Initial Stock Options.  Each Participant
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shall be granted a Stock Option on each Grant Date that the Plan is in effect and, if a Participant has not previously received an Initial Stock Option, then such Participant shall also be granted an Initial Stock Option on such Grant Date.

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          (b) Duration and Exercisability.  Each Stock Option shall have a
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term of ten years from the date of grant and shall become initially exercisable as follows:

                  Number of
                   Shares       Date Initially Exercisable
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                    1,300       1st Grant Date Anniversary
                    1,350       2nd Grant Date Anniversary
                    1,350       3rd Grant Date Anniversary

Each Initial Stock Option shall have a term of ten years from the date of grant and shall be entirely exercisable beginning on the date of grant.

          (c) Termination of Directorship.  When a Participant ceases to be a
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member of the Board, for whatever reason, each exercisable Stock Option or
Initial Stock Option or portion thereof, held by such Participant shall continue to be exercisable until the earlier of (i) the end of the original term of such option or (ii) five years from the date such Participant ceases to be a member of the Board. Any nonexercisable Stock Option, or portion thereof, held by such Participant shall be cancelled as of the Participant's date of termination of Board service.

          7.  General Provisions.
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          (a) Nontransferability of Stock Options and Initial Stock Options.
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Stock Options and Initial Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by the laws of descent and distribution or gifts to or for the benefit of family members of the Participant. The designation of a beneficiary shall not constitute a transfer. A Stock Option or an Initial Stock Option may be exercised, during the lifetime of the Participant, only by such Participant or his or her legal representative.

          (b) Documentation of Grants.  Stock Options and Initial Stock Options
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shall be evidenced by written agreements or such other appropriate documentation as the Board shall prescribe.

          (c) Plan Amendment.  The Board may suspend or amend the Plan if deemed
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to be in the best interests of the Company and its shareholders; provided, however, that (i) no such amendment may impair any Participant's right regarding any outstanding Stock Option or Initial Stock Option without his or her consent, and (ii) the Plan may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder, and only to the extent

                                       3.
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such amendment is permitted by Rule 16b-3(c)(2)(ii)(B), or its successor, under the 1934 Act.

          (d) Future Rights.  Neither the Plan nor the granting of Stock Options
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or Initial Stock Options nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company shall retain a Participant for any period of time, or at any particular rate of compensation as a member of the Board. Nothing in this Plan shall in any way limit or effect the right of a Board or the shareholders of the Company to remove any Participant from the Board or otherwise terminate his or her service as a member of the Board.

          (e) Governing Law.  The validity, construction and effect of the Plan
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and any such actions taken under or relating to the Plan shall be determined in accordance with the laws of the State of California and applicable federal law.

                                       4.